Exhibit (a)(5)(iv)

1	JEFF S. WESTERMAN (SBN 94559)
2	jwesterman@milberg.com
3	MILBERG LLP
4	One California Plaza
5	300 South Grand Avenue, Suite 3900
6	Los Angeles, California 90071
7	Telephone: (213) 617-1200
8	Facsimile: (213) 617-1975

9	MILBERG LLP
10	ANDREI V. RADO
11	arado@milberg.com
12	ANNE MARIE VU (SBN 238771)
13	avu@milberg.com
14	One Pennsylvania Plaza, 49th Floor
15	New York, NY 10119
16	Telephone: (212) 594-5300
17	Facsimile: (212) 868-1229

18	Attorneys for Plaintiff

19	SUPERIOR COURT OF THE STATE OF CALIFORNIA

20	FOR THE COUNTY OF SANTA CLARA

21	LAWRENCE FISHER, on Behalf of	) Case No: 109CV157444
22	Himself and All Others Similarly Situated,	)
23		) CLASS ACTION
24	Plaintiff,	)
25	v.	) COMPLAINT FOR BREACH OF
26		) FIDUCIARY DUTIES
27	SILICON STORAGE TECHNOLOGY,	)
28	INC,	)
	BING YEH,	) JURY TRIAL DEMANDED
	YAW WEN HU,	)
	RONALD CHWANG,	)
	TERRY NICKERSON,	)
	EDWARD Y.W. YANG,	)
	PROPHET EQUITY LLC,	)
	and	)
	TECHNOLOGY RESOURCE	)
	HOLDINGS, INC.,	)

	Defendants.	)
)

COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

1	TABLE OF CONTENTS

2		Page

3	NATURE OF THE ACTION	1

4	JURISDICTION AND VENUE	1

5	THE PARTIES	2

6	THE DEFENDANTS’ FIDUCIARY DUTIES	4

7	CLASS ACTION ALLEGATIONS	5

8	COMPANY BACKGROUND	7

9	SUBSTANTIVE ALLEGATIONS	13

10	Conflicts of Interests Relating to the Proposed Transaction	13

11	Defendants Yeh and Hu Will Continue To Have An Equity Stake In SST’s Business	14

12	The Process is Unfair	14

13	TRH’s Offer to Acquire the Outstanding Shares of SST At An Inadequate Price	16

14	FIRST CAUSE OF ACTION Claim for Breach of Fiduciary Duties Against the Individual Defendants and the TRH Defendants	17

15	SECOND CAUSE OF ACTION Claim for Aiding and Abetting Breach of Fiduciary Duties Against Defendants SST and the TRH Defendants	19

16	PRAYER	21

17	DEMAND FOR JURY TRIAL	21
18
19
20
21
22
23
24
25
26
27
28

- i -

COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

1	Plaintiff Lawrence Fisher, (“Plaintiff”) by his attorneys, for his complaint against
2	Defendants, alleges upon personal knowledge as to himself and his own acts, and upon
3	information and belief derived from, inter alia, a review of documents filed with the Securities
4	and Exchange Commission (“SEC”) and publicly available news sources, such as press releases
5	and newspaper articles, as to all other matters, as follows:

6	NATURE OF THE ACTION

7	1. This is a shareholder class action on behalf of Plaintiff and other public
8	shareholders of Silicon Storage Technology, Inc. (“SST” or the “Company”) common stock
9	against SST and its directors to enjoin Defendants from causing the Company to be acquired by
10	Technology Resource Holdings, Inc. (“TRH”), a Prophet Equity LLC entity, for inadequate
11	consideration and under circumstances unfair to public SST shareholders (the “Proposed
12	Transaction”), pursuant to the Company’s announcement that SST had entered into an
13	Agreement and Plan of Merger (the “Merger Agreement”) with TRH on November 13, 2009, in
14	a deal worth approximately $201.285 million (based on the number of outstanding shares as of
15	November 13, 2009).

16	JURISDICTION AND VENUE

17	2. This Court has jurisdiction over the subject matter of this action pursuant to the
18	California Constitution, Article VI, Section 10, because this case is an action not given by statute
19	to other trial courts.

20	3. This Court has jurisdiction over the Defendants in this action because SST is
21	headquartered in this State, it is organized under the laws of this State, and because the improper
22	conduct alleged in this Complaint occurred in and/or was directed at this State. Furthermore, this
23	Court has jurisdiction over each of the Defendants because their wrongful conduct challenged in
24	this Complaint was directed at, and intended to have its primary effect in, this State. Finally,
25	many of the individual Defendants reside in California.

26	4. Venue lies in this Court because SST’s principal place of business is located in
27	Sunnyvale, California within Santa Clara County, and Defendants’ wrongful acts occurred in
28

COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

1	substantial part in, or were directed toward, Santa Clara County. Venue is also proper in this
2	Court because many of those affected by Defendants’ wrongful conduct reside in this County,
3	and many of the potential witnesses reside or work in this County.

4	5. This action challenges the internal affairs or governance of SST and hence is not
5	removable to Federal Court under the Class Action Fairness Act of 2005 or the Securities
6	Litigation Uniform Standards Act (“SLUSA”), 15 U.S.C. § 78bb(f).

7	THE PARTIES

8	6. Plaintiff is the owner of 20,650 shares of SST common stock and has been the
9	owner of such shares at all relevant times, including prior to the announcement of the Proposed
10	Transaction.

11	7. Defendant SST is a publicly traded corporation with its headquarters located at
12	1171 Sonora Court, Sunnyvale, California 94086. SST is traded on NASDAQ under the symbol
13	“SSTI,” and has approximately 614 employees working at its facilities throughout the world
14	including in Sunnyvale, California and Los Angeles, California. SST produces and sells
15	semiconductor products, and various products based on its “SuperFlash” design and
16	manufacturing process technology. The Company also licenses the SuperFlash technology to
17	third parties for applications in semiconductor devices. SST sells its products in Asia, North
18	America and Europe, and in 2008, the Company reported revenues of approximately $315.5
19	million. As of November 13, 2009, the Company had 95,850,000 shares of SST common stock
20	outstanding.

21	8. Defendant Bing Yeh (“Yeh”) has served as a President, Chief Executive Officer
22	(“CEO”), and member of the Board of Directors of the Company (the “Board”) since 1989. Yeh
23	is a co-founder of SST and in April 2004, he was appointed Chairman of the Board of Directors
24	(a position he continues to hold). Yeh is a significant holder of the Company’s common stock,
25	beneficially owning 11.3% of the Company’s common stock. Defendant Yeh, along with
26	Defendant Yaw Wen Hu (described in ¶ 9), and certain of their affiliates, reportedly hold
27	approximately 12.7% of the Company’s outstanding common stock (directly or indirectly). This
28

COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

1	Court has jurisdiction over Yeh because SST is headquartered in California and many of Yeh’s
2	actions challenged in this Complaint occurred in this State.

3	9. Defendant Yaw Wen Hu (“Hu”) has served as a member of the Company’s Board
4	since September 1995. Hu has worked as an officer of the Company since July 1993, and has
5	served in various positions including Vice President, Technology Development; Vice President,
6	Operations and Process Development; Senior Vice President, Operations and Process
7	Development; and Executive Vice President and Chief Operating Officer. Hu is a significant
8	holder of the Company’s common stock, beneficially owning 1.4% of the Company’s common
9	stock. Defendant Hu, along with Defendant Yeh (described in ¶ 8), and certain of their affiliates,
10	reportedly hold approximately 12.7% of the Company’s outstanding common stock (directly or
11	indirectly). This Court has jurisdiction over Hu because SST is headquartered in California and
12	many of Hu’s actions challenged in this Complaint occurred in this State.

13	10. Defendant Ronald Chwang (“Chwang”) has served as a member of the
14	Company’s Board since June 1997. Chwang is the chairman of the Board’s Strategic
15	Committee that reviewed and recommended the Proposed Transaction. This Court has
16	jurisdiction over Chwang because SST is headquartered in California and many of Chwang’s
17	actions challenged in this Complaint occurred in this State.

18	11. Defendant Terry Nickerson (“Nickerson”) has served as a member of the
19	Company’s Board since April 2005. Nickerson is a member of the Board’s Strategic Committee
20	that reviewed and recommended the Proposed Transaction. This Court has jurisdiction over
21	Nickerson because SST is headquartered in California and many of Nickerson’s actions
22	challenged in this Complaint occurred in this State.

23	12. Defendant Edward Y.W. Yang (“Yang”) has served as a member of the
24	Company’s Board since October 2007. Yang is a member of the Board’s Strategic Committee
25	that reviewed and recommended the Proposed Transaction. This Court has jurisdiction over
26	Yang because SST is headquartered in California and many of Yang’s actions challenged in this
27	Complaint occurred in this State.
28

COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

1	13. Defendant Prophet Equity LLC (“Prophet”), is a private equity firm duly
2	organized and existing under the laws of the State of Delaware, with its principal place of
3	business at 181 Grand Avenue, Suite 201, Southlake, Texas 76092. Prophet is the parent
4	company of TRH. This Court has jurisdiction over Prophet because many of Prophet’s actions
5	challenged in this Complaint were directed at this State.

6	14. Defendant TRH is a corporation duly organized and existing under the laws of the
7	State of Delaware. It is wholly-owned by Prophet Equity LLC. This Court has jurisdiction over
8	TRH because many of TRH’s actions challenged in this Complaint were directed at this State.

9	15. Unless otherwise noted, the Defendants identified in paragraphs 7 through 14 are
10	hereinafter referred to collectively as “Defendants.”

11	16. The Defendants identified in paragraphs 8 through 12 collectively constitute the
12	existing members of the Company’s Board of Directors.[1] These five individuals are hereinafter
13	referred to collectively as the “Individual Defendants” or the “Director Defendants.” As
14	members of the Board these Defendants are in a fiduciary relationship with Plaintiff and all other
15	public shareholders of SST and owe them the highest obligations of due care, loyalty, good faith
16	and candor.

17	17. The Defendants identified in paragraphs 13 and 14 are hereinafter referred to
18	collectively as the “TRH Defendants.”

19	THE DEFENDANTS’ FIDUCIARY DUTIES

20	18. Under applicable law, the directors and majority shareholders of a publicly held
21	company such as SST have fiduciary duties of care, loyalty, disclosure, good faith and fair
22	dealing and are liable to shareholders for breaches thereof. They are required to exercise good
23	faith and subordinate their own selfish interests to those of the corporation where their interests
24
25	[1] Former director Bryant R. Riley opposed the Proposed Transaction and is not named as a
26	defendant in this action at this time. Mr. Riley served as a member of the Company’s Board
27	from June 2008 until his resignation on November 12, 2009. He also served as a member of the
28	Board’s Strategic Committee that reviewed the Proposed Transaction. As a member of both the
Board of Directors and Strategic Committee, Mr. Riley voted against the approval of the Merger
Agreement.

COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

1	conflict. Where it appears that a director and/or majority shareholder has obtained any personal
2	profit from dealing with the corporation, and the transaction is drawn into question as between
3	him/her/it and the stockholders of the corporation, the burden is upon the director or majority
4	shareholder to show that the transaction has been fair, open and handled in the utmost good faith.

5	19. As alleged in detail below, Defendants have breached, and/or aided other
6	Defendants’ breaches of, their fiduciary duties to SST’s public shareholders by acting to cause or
7	facilitate the Proposed Transaction because it is not in the best interests of those shareholders.
8	Specifically, the Proposed Transaction is in the best interests of the Director Defendants, and
9	particularly Defendants Yeh and Hu, who have entered into a contribution agreement with the
10	TRH Defendants in which they agreed to exchange all of their shares of SST common stock for
11	shares of capital stock of the resulting privately held company, and without adequate
12	compensation to SST’s public shareholders, as well as a voting agreement in which they have
13	agreed to vote their shares in favor of the Proposed Transaction and against any other acquisition
14	proposals, and further agreed to certain restrictions on the transfer of those shares.

15	20. Because Defendants have knowingly or recklessly breached their fiduciary duties
16	in connection with the Proposed Transaction, and/or are personally profiting from the same, the
17	burden of proving the inherent or entire fairness of the Proposed Transaction, including all
18	aspects of its negotiation, structure, and terms, is borne by Defendants as a matter of law.

19	CLASS ACTION ALLEGATIONS

20	21. Plaintiff brings this action as a class action pursuant to California Code of Civil
21	Procedure § 382 on behalf of himself and all other shareholders of the Company except the
22	Defendants herein and any person(s), firm(s), trust(s), corporation(s), or other entit(ies) related to
23	or affiliated with them, who are or will be threatened with injury arising from Defendants’
24	actions, as more fully described herein (the “Class”).

25	22. The members of the Class are so numerous that joinder of all of them would be
26	impracticable. While the exact number of Class members is unknown to Plaintiff, and can be
27
28

COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

1	ascertained only through appropriate discovery, Plaintiff believes there are many hundreds, if not
2	thousands, of Class members. SST had approximately 95.85 million shares of SST common
3	stock outstanding as of November 13, 2009.

4	23. Plaintiff’s claims are typical of the claims of the Class, since Plaintiff and the
5	other members of the Class have and will sustain harm arising out of Defendants’ breaches of
6	their fiduciary duties. Plaintiff does not have any interests that are adverse or antagonistic to
7	those of the Class. Plaintiff will fairly and adequately protect the interests of the Class. Plaintiff
8	is committed to the vigorous prosecution of this action and has retained counsel competent and
9	experienced in this type of litigation.

10	24. There are questions of law and fact common to the members of the Class that
11	predominate over any questions which, if they exist, may affect individual Class members. The
12	predominant questions of law and fact include, among others, whether:

13	(a) Defendants have and are breaching their fiduciary duties to the detriment
14	of SST shareholders;

15	(b) with respect to Defendants Yeh and Hu, whether they have engaged, and
16	are continuing to engage, in a plan and scheme to benefit themselves at the expense of the Class
17	members;

18	(c) the consideration provided in the Proposed Transaction prevents the Class
19	from receiving full value for their shares;

20	(d) the Proposed Transaction is entirely fair to the members of the Class;

21	(e) Defendants have disclosed all material facts in connection with the
22	Proposed Transaction;

23	(f) Plaintiff and the Class are entitled to an injunction and other equitable
24	relief;

25	(g) Plaintiff and the Class will be irreparably harmed if Defendants are not
26	enjoined from effectuating the conduct described herein; and
27
28

COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

1	(h) the extent to which Plaintiff and the Class have sustained damages, and
2	the proper measure of those damages.

3	25. A class action is superior to all other available methods for the fair and efficient
4	adjudication of this controversy, since joinder of all members is impracticable. Further, as
5	individual damages may be relatively small for most members of the Class, the burden and
6	expense of prosecuting litigation of this nature makes it unlikely that members of the Class
7	would prosecute individual actions. Plaintiff anticipates no difficulty in the management of this
8	action as a class action. Further, the prosecution of separate actions by individual members of
9	the Class would create a risk of inconsistent or varying results, which may establish incompatible
10	standards of conduct for Defendants.

11	COMPANY BACKGROUND

12	26. Founded in 1989 by Defendant Yeh and a team of engineers, SST is reportedly
13	the fifth largest NOR flash supplier in the world, and is a major supplier of integrated circuits
14	addressing the requirements of high-volume applications in the internet computing, digital
15	consumer, networking, and wireless communications markets. SST developed a non-volatile
16	memory technology the company called “SuperFlash” for code or data storage in electronic
17	systems and embedded memory for integrated logic circuits. Non-volatile memory devices
18	retain data without a continuous supply of power. Virtually every microprocessor or
19	microcontroller-based electronic system requires non-volatile memory to store a basic instruction
20	set critical to the operation of the system.

21	27. SST also produces and sells other semiconductor products, including NAND flash
22	controllers and NAND Controller-based modules; smart card integrated circuits (ICs), and
23	modules; flash microcontrollers; and radio frequency ICs and modules. The Company produces
24	and sells many products based on its SuperFlash design and manufacturing process technology.
25	SST products are incorporated into products sold by many Fortune 500 companies, including
26	Apple, Cisco, Dell, Freescale Semiconductor, Intel, IBM, Quanta, and Texas Instruments; as
27	well as products sold by industry leaders such as LG Electronics, Legend Lenovo, NEC,
28

COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

1	Nintendo, Panasonic, Philips, Samsung, Sanyo, Seagate, Sony, Sony Ericsson, Toshiba, Asustek,
2	BenQ, First International Computer, or FIC, Gigabyte, Haier, Huawei, Infineon, Inventec, VTech
3	and ZTE.

4	28. SST is known for creating innovative products which have a high demand in the
5	market. In the Fall of 1992, SST introduced the world’s first single-board 30 MB 2.5" solid-state
6	drive with standard hard-disk ATA interface and a 5 MB PC Card memory card with built-in
7	controller and firmware at an industry show. In 1993, SST introduced its first SuperFlash
8	technology products, with lower costs and faster write speeds. By the end of 1995, more than
9	90% of the PC motherboards produced in Taiwan had adopted SST’s 1 Mbit SuperFlash
10	EEPROM product for the BIOS storage.

11	29. In November 1995, SST went public on the NASDAQ market and during the next
12	10 years the Company continued its expansion, introducing low to medium density memory
13	products and expanded their applications beyond PCs. In 2004, SST began an initiative to
14	diversify beyond flash memory products, targeting consumer and industrial products with
15	embedded solid-state data storage and RF wireless communication. By the end of 2006, SST
16	and its licensees had shipped more than seven billion integrated circuits based on SuperFlash
17	technology. SST products are now used by almost every major electronic system manufacturer
18	and can be found in virtually every type of IT and consumer product.

19	30. During the past few years SST stock has performed well and has consistently
20	traded well above the offer price. In 2004, the stock hit a historic high closing at $16.77 per
21	share on April 14, 2004.

22	31. Demand for SST products remained robust from 2006 through the first half of
23	2008. However, in the fourth quarter of 2008, in conjunction with the rapid slowdown in the
24	global economy, SST experienced a significant weakening in demand for its products.

25	32. When SST common stock traded down to $2.10 in December 2008 in the depth of
26	the economic crisis, it was the first time the stock had been that low for years. Even as recently
27	as October 28, 2009, the stock closed at $2.13 per share, above the $2.10 offer price.
28

COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

1	33. As the economy has improved the Company has experienced increased demand
2	which has had a positive impact on earnings and earnings forecasts.

3	34. On September 29, 2009, the Company issued a press release entitled, “SST
4	Updates Estimates For Third Quarter 2009,” raising revenue estimates, stating in relevant part:

5	SST expects its third quarter revenues to be between $69 and $71 million, up
6	from the previous estimates of between $61 million and $68 million, given on
7	July 28, 2009. Net income per share is now expected to be between $0.00 and
8	$0.03, up from the previous estimate of a net loss per share of between $0.07 and
$0.03. This improvement in expected results is due to stronger than anticipated product and licensing revenues in the quarter as well as increased dividends on investments and lower operating expenses.

9	35. On September 29, 2009, SST shares traded as high as $2.75.

10	36. On October 27, 2009, the Company issued a press release announcing earning
11	results for the third quarter ended September 30, 2009, that was filed with the SEC on Form 8-K.
12	The press release provided positive earnings compared to second quarter, and stated in relevant
13	part:

14	Net revenues for the third quarter were $71.3 million compared with $58.1
15	million in the second quarter of 2009 and with $92.4 million in the third quarter of
16	2008. Product revenues for the third quarter of 2009 were $61.8 million,
17	compared with $51.8 million in the second quarter of 2009 and with $79.8 million
18	in the third quarter of 2008. Revenues from technology licensing for the third quarter of 2009 were $9.5 million, compared with $6.3 million in the second quarter of 2009 and with $12.6 million in the third quarter of 2008.

19	Income from operations for the third quarter of 2009 was $1.5 million compared
20	with a loss from operations of $7.5 million in the second quarter of 2009 and with income from operations of $4.1 million in the third quarter of 2008.

21	Net income for the third quarter of 2009 was $3.1 million, or $0.03 per share,
22	based on approximately 95.9 million diluted shares. By comparison, the company
23	recorded a net loss of $6.4 million, or $0.07 per share, based on approximately
24	95.7 million diluted shares in the second quarter of 2009. For the third quarter of
2008, SST reported net income of $4.9 million, or $0.05 per share based on approximately 99.7 million diluted shares.

25	SST finished the third quarter of 2009 with $143.8 million in cash, cash
26	equivalents, short-term investments, and long-term marketable debt securities, up
27	approximately $8.5 million from $135.3 million at June 30, 2009.
28

COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

1	37. On November 2, 2009, the Company announced the introduction of an innovative
2	product that is expected to revolutionize the industry. The press release provided in relevant
3	part:
4	SST (Silicon Storage Technology, Inc.) (Nasdaq: SSTI), a leader in flash memory
5	technology, today announced the industry’s first 1.8V, high-speed quad-bit serial
6	flash memory. Featuring an 80 MHz operating frequency and a specialized
7	instruction set, the new 26WF Series Serial Quad I/O (SQI) family of 4-bit
8	multiplexed I/O serial interface devices enables execute-in-place (XIP) capability,
9	allowing programs to be stored and executed directly from the flash memory
10	without the need for code shadowing on an SRAM. The 26WF Series, the first high-performance 1.8V quad I/O serial flash product, marries the performance typically associated with parallel flash memory, with the low pin count and space savings of serial flash memory, plus reduced power. This combination of high performance and low power consumption is ideal for mobile handsets, Bluetooth headsets, GPS devices and other small form factor, portable electronics.

11	Today’s announcement builds on the success of SST’s 3.0V SQI flash products,
12	the 26VF Series, which in April of this year won an Innovation of the Year
13	Award from EDN Magazine. Both 26 Series devices from SST feature a novel
14	read memory indexing feature that enables the devices to achieve the industry’s
15	fastest random access performance of any quad-bit serial memory. Read memory indexing allows the system to jump from one address to another within a
256-Byte page, within a 64-KByte block or from one block to another using indirect addressing. This results in a significant reduction in the number of clock cycles and dramatically accelerates data access.

16	With sustained burst data rates of up to 320 Mbit/sec., the 26WF Series devices
17	provide serial flash performance exceeding that of typical parallel flash memory.
18	To provide additional system speed and performance while reducing access time,
19	the 26WF devices support 8-, 16-, 32- and 64-Byte burst mode operation with wrap around. This feature allows designers to execute code in burst snippets for
RAM-less applications or fill cache line buffers for applications where the system architecture uses pipelining to maximize bus bandwidth.

20	The 26WF Series SQI devices offer memory write performance enhancements to
21	improve overall device performance, including flexible erase capability to erase
22	small block sectors on the chip in as little as 25 ms or the entire flash memory chip in 50 ms. The devices also support write suspend and resume operation so a program can suspend a write operation to access another block of memory within the same clock cycle.

23	“The mobile phone industry, in particular, has been yearning for a serial
24	memory solution with high performance and extremely low power consumption
25	and we are proud to be the first in the industry to achieve this highly
26	challenging accomplishment,” said Douglas Lee, vice president, Memory
27	Products, SST. “In addition to performance and power consumption
28	advantages, our new 26 WF Series offers designers of ultra low-cost mobile handsets with a low pin count, quad I/O protocol serial flash memory that is straightforward and easy to integrate, enabling continued system cost reduction.
Today’s announcement solidifies our leadership in low-voltage, high-speed

COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

1	serial flash memory and underscores our commitment to providing customers
2	with the solutions they need to achieve their design goals.”

3	The 26WF Series SQI devices are built upon SST’s native 1.8V SuperFlash
4	memory cell, providing inherently higher performance when compared to
5	alternative quad-bit devices that would require power-hungry charge pump
6	circuitry for 1.8V operation, resulting in performance limitations. The 26WF
7	Series products offer superior reliability of 100,000 cycles endurance (typical)
8	and greater than 100 years data retention. The active read current of the devices is
9	only 15 milliamperes (typical at 80 MHz) and standby current is a mere 10
10	microamperes (typical).

11	* * * *

12	Pricing and Availability

13	The first product in the 26WF Series SQI family is the 32 Mbit SST26WF032.
14	Samples of the product are available now to select customers, with volume
15	production scheduled for Q1 2010. Pricing for the SST26WF032 device is $3.20
16	each in 10K unit quantities. Additional products in the series will be announced at
17	a later date.

18	[Emphasis added.]

19	38. On November 9, 2009, the Company issued its quarterly report for the third
20	quarter ended September 30, 2009, that was filed with the SEC on Form 10-Q. The press release
21	confirmed positive earnings compared to second quarter, and provided in relevant part:

22	Operations Overview

23	In response to the challenging market conditions of the past year, we began taking
24	a fresh look at every aspect of our business; focusing our resources on areas that
25	we believe will yield the most impact over time, while creating additional
26	opportunities without incurring significant additional research and development
27	expense in the near term. These efforts include a targeted approach to product
28	development that emphasizes non-commodity applications through differentiated features, as well as new programs to enhance our licensing business. We have made good progress, and strong execution of these objectives, combined with an improved demand environment, resulted in solid financial performance for the third quarter of 2009, as well as yielding several key achievements in product development and technology licensing which we believe will help drive future growth.

[Emphasis added.]

39. As evidenced above, SST has been doing extraordinarily well despite difficult market conditions and the value of the Company stock is poised to continue its climb as economic conditions improve. However, by approving the Proposed Transaction the Director

COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

1	Defendants and SST have acted for their own benefit and for the benefit of the TRH Defendants,
2	to the detriment of Plaintiff and the Company’s other public shareholders.

3	40. According to an article from Dow Jones Newswire published on November 13,
4	2009, “Silicon Storage has seen its prospects brighten in recent months along with many in the
5	computer space. It has seen stronger product and licensing revenue and cost cuts help the bottom
6	line.”

7	41. On November 13, 2009, the Company announced the Proposed Transaction by
8	TRH, which is expected to close in the second quarter of 2010.

9	42. Shortly after the publication of the third quarter earnings report for 2009, the
10	Company announced that it had received a proposal from the TRH Defendants to acquire all of
11	the outstanding shares of SST stock at a price of $2.10 in cash per share, except for the shares
12	held by Defendants Yeh and Hu, which would be exchanged for shares of capital stock of the
13	resulting privately held company. The $2.10 offer price per share represented a meager one-day
14	price premium of 13% to SST’s closing price of $1.86 on November 12, 2009.

15	43. Upon news of the Proposed Transaction, SST stock has risen over 20% to close at
16	$2.24 per share on November 13, 2009, on heavy trading volume of 5,538,800 (compared to
17	average trading volume of 350,194).

18	44. Market insiders analyzing the Proposed Transaction have stated that the deal is a
19	“low-premium buyout and at a price that is under its tangible book value and under its stated
20	book value.” On November 13, 2009, in an article published by MarketWatch, Inc. entitled,
21	“Are Silicon Storage Holders Getting Enough? (SSTI),” Jon C. Ogg of 24/7 Wall St. wrote:

22	Five years ago may not matter to most but this was a $5.00 back in 2004 and was
23	significantly higher back in 2000 and 2001 above $20 and $30 during the tech
24	bubble (split-adjusted). You never know if something is brewing that would be a
25	game-changer in these management-led buyouts. But what is easy to see is that
26	this is a low-premium buyout and at a price that is under its tangible book value
27	and under its stated book value.
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COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

1	SUBSTANTIVE ALLEGATIONS

2	Conflicts of Interests Relating to the Proposed Transaction

3	45. The Proposed Transaction suffers from significant conflicts of interests by the
4	Individual Defendants. The Merger Agreement provides for the continuation of SST’s current
5	management and directorship (section 2.5) with the post-merger entity, enabling certain
6	members of Company senior management, as well as the Company directors, to maintain
7	effective control over the resultant entity’s board of directors, and allowing these directors to
8	maintain their lucrative positions and to continue to have a stake in the business of the surviving
9	entity, unlike public shareholders. Section 2.5 of the Merger Agreement provides as follows:

10	Directors and Officers of the Surviving Corporation. The directors of Merger
11	Sub, as of immediately prior to the Effective Time shall, from and after the
12	Effective Time, be the directors of the Surviving Corporation until their
13	successors shall have been duly elected or appointed or qualified or until their
14	earlier death, resignation or removal in accordance with the Surviving
15	Corporation’s Organizational Documents. The officers of the Company at the
16	Effective Time shall, from and after the Effective Time, be the initial officers of
17	the Surviving Corporation until their successors shall have been duly elected or
18	appointed or qualified or until their earlier death, resignation or removal in
19	accordance with the Surviving Corporation’s Organizational Documents.

20	46. The Individual Defendants are therefore conflicted, due to personal financial
21	incentives they receive from the Company and which they will continue to receive from the
22	surviving corporation.

23	47. According to the Company’s Proxy dated April 30, 2009, (“April Proxy”):

24	(a) In 2008, Director and CEO Defendant Yeh received total compensation of
25	approximately $731,309, including a salary of $475,000, approximately $251,237 in option
26	awards, and “Other Compensation” worth $4,822;

27	(b) Defendant Hu received 2008 compensation totaling $517,677, including a
28	salary of $330,000, approximately $181,850 in option awards, and “Other Compensation” worth
$5,411;

(c) Defendant Yang received 2008 compensation totaling $84,339, including
$28,470 in cash and $55,896 in option awards;

COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

1	(d) Defendant Nickerson received 2008 compensation totaling $70,684,
2	including $32,400 in cash and $38,284 in option awards; and

3	(e) Defendant Chwang received 2008 compensation totaling $68,334,
4	including $30,050 in cash and $38,284 in option awards.

5	48. The Merger Agreement also calls for the conversion of capital stock of SST into
6	the capital stock of the surviving company (Section 2.6(d)), which will only benefit holders of
7	capital stock.

8	Defendants Yeh and Hu Will Continue To Have An Equity Stake In SST’s Business

9	49. Defendants Yeh and Hu, who hold approximately 12.7% of the Company’s
10	outstanding common stock (directly or indirectly through certain of their affiliates), have entered
11	into a contribution agreement with TRH in which they agreed to exchange all of their shares of
12	SST common stock for shares of capital stock of the resulting privately held company. They
13	have also entered into a voting agreement in which they have agreed to vote their shares in favor
14	of the Merger and against any other acquisition proposals, and further agreed to certain
15	restrictions on the transfer of their shares.

16	50. Defendants Yeh and Hu’s attempt to privatize the Company to maximize their
17	own financial interests at an inadequate price is a blatant attempt by them to unfairly enrich
18	themselves at the expense of the Company’s public shareholders to which they owe fiduciary
19	duties.

20	51. Unlike the public shareholders of SST, Defendants Yeh and Hu will continue to
21	have an equity stake in the business of SST. Public shareholders who have borne the risk of
22	holding SST’s common stock will, unlike Defendants Yeh and Hu, be unable to reap the benefits
23	of SST’s dramatically improving business and prospects.

24	The Process is Unfair

25	52. The Proposed Transaction is being advanced through unfair processes and
26	procedures.
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COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

1	53. The terms of the Merger Agreement deter competing bids and prevent the
2	Director Defendants from exercising their fiduciary duties to obtain the best reasonably available
3	price for SST’s shareholders. The defensive provisions erect barriers to competing offers and
4	function to substantially increase the likelihood that the Proposed Transaction will be
5	consummated, leaving SST’s public shareholders with an unfair deal.

6	54. When viewed collectively, these provisions, which are detailed below, further the
7	personal interests of Yeh, Hu and the TRH Defendants, and cannot be justified as an appropriate
8	and proportionate response to the costs and expenses associated with the Proposed Transaction.

9	55. Section 6.4 of the Merger Agreement contains a go-shop provision under which
10	the Strategic Committee, with the assistance of its independent advisors, has the right to solicit
11	proposals or offers with respect to, or that would reasonably be expected to lead to, an
12	acquisition proposal from a third party for a 45 day period beginning on November 13, 2009.
13	However, according to the New York Times, SST has indicated that it does not intend to disclose
14	any developments with respect to this solicitation process unless or until the Strategic Committee
15	has made a decision with respect to any proposals or offers it may receive.

16	56. The inclusion of the above-mentioned go-shop provision has been erected to give
17	the appearance that the Defendants are seeking to conduct a “market check” to maximize
18	shareholder value, however, given the current depressed market conditions, a market check
19	cannot adequately value the Company’s future prospects. Accordingly, the 45 day period
20	allowed in Section 6.4 does not cure the unfair process and procedures that have been initiated
21	by Defendants in the Proposed Transaction.

22	57. Section 8.3 of the Merger Agreement imposes a “Termination Fee” of $7,045,281
23	from SST to the TRH Defendants, or as high as 3.5% of the total deal value. Even if the
24	agreement is terminated as a result of the Director Defendants’ recommendation in favor of a
25	superior offer for SST shares, SST will be required to pay $4,025,875, or a minimum 2% of the
26	total deal value.
27
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COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

1	58. The Merger Agreement entered into by SST and TRH allows the TRH Defendants
2	an opportunity to benefit from the Company’s growth to the detriment of the Company’s
3	shareholders who are provided inadequate consideration without the benefit of a full and fair
4	transaction process.

5	TRH’s Offer to Acquire the Outstanding Shares of SST At An Inadequate Price

6	59. The consideration offered is unfair and inadequate and does not constitute a
7	maximization of stockholder value for Plaintiff and other SST public stockholders. Recognizing
8	SST’s potential for greater growth, on November 13, 2009, TRH announced that it has proposed
9	to acquire the outstanding publicly held interest in SST for $2.10 per share in cash, or a total
10	payment of a little over $201 million to equity holders of SST other than TRH. The offer
11	represents a one-day premium of 13% to SST’s closing price of $1.86 on September 12, 2009.
12	This price is highly inadequate due to the Company’s “bright” prospects, especially since SST
13	products are in high demand by many successful companies, such as Apple, Asustek, BenQ,
14	Cisco, Dell, First International Computer, or FIC, Gigabyte, Haier, Huawei, Infineon, Intel, IBM,
15	Inventec, Legend Lenovo, LG Electronics, Freescale Semiconductor, NEC, Nintendo, Panasonic,
16	Philips, Quanta, Samsung, Sanyo, Seagate, Sony, Sony Ericsson, Toshiba, Texas Instruments,
17	VTech and ZTE. Indeed, the offer price is considerably lower than the one-year target estimate
18	of $2.50.

19	60. The Company has virtually no debt. The September 30, 2009, balance sheet lists
20	all liabilities as a mere $61.02 million and listed the following cash and liquid assets: $75.25
21	million cash, $40.6 million short-term investments, and $95.74 million in long-term investments.
22	The value of the Company’s tangible assets according to the Company’s reports is valued at
23	approximately, $238.76 million, which is greater than the total proposed consideration of $201
24	million for the deal. In other words, the going-private deal does not even pay for the Company’s
25	hard assets, to say anything of the growth potential the Company has demonstrated.
26
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COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

1	FIRST CAUSE OF ACTION
2	Claim for Breach of Fiduciary Duties
3	Against the Individual Defendants and the TRH Defendants

4	61. Plaintiff incorporates each and every allegation set forth above as if fully set forth
5	herein.

6	62. As set forth herein, the Company and the Individual Defendants and the TRH
7	Defendants have violated their fiduciary duties of care, loyalty, candor and independence owed
8	to the public shareholders of SST and have put their personal interests and the interests of the
9	TRH Defendants ahead of the interests of SST shareholders and without regard to the
10	maximization of shareholder value.

11	63. Recognizing the Company’s potential for growth, Defendants have determined to
12	deny the Company’s public shareholders the opportunity to obtain fair value for their equity
13	interest by proposing a transaction at an inadequate premium.

14	64. The consideration of $2.10 per share to be paid to Class members is unfair and
15	inadequate consideration because, among other things: (a) the intrinsic value of the Company’s
16	stock is materially in excess of the $2.10 per share that the TRH Defendants have proposed,
17	giving due consideration to the Company’s assets, prospects for growth and profitability in light
18	of its business, earnings power, present and future; and (b) the $2.10 per share price is not the
19	result of arm’s length negotiations but was fixed arbitrarily by Defendants to “cap” the market
20	price of the Company and obtain its assets and businesses at the lowest possible price.

21	65. The Proposed Transaction is an attempt by Defendants to enrich themselves at the
22	expense of the Company’s public stockholders. The Proposed Transaction will, for inadequate
23	consideration, deny Plaintiff and the other members of the Class the opportunity to share
24	proportionately in the future success of the Company and its valuable assets, while permitting
25	Defendants to benefit wrongfully from the transaction.

26	66. Given Defendants Yeh and Hu’s stock ownership of the Company and their
27	representation on the Board of Directors, they are able to dominate and control the other
28	directors. Under the circumstances, none of the directors can be expected to protect the

COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

1	Company’s public shareholders in a transaction which benefits the Director Defendants and the
2	TRH Defendants at the expense of the Company’s public shareholders.

3	67. SST’s Board of Directors, acting upon the recommendation of a Strategic
4	Committee composed of supposed SST’s independent directors, approved the agreement and
5	resolved to recommend that the company’s shareholders adopt and approve the agreement.
6	However, as a practical matter, these directors are unable to render an unbiased judgment on the
7	Proposed Transaction given that they have already agreed to support the deal in Section 6.4(c),
8	which provides:

9	Except as expressly permitted by this Section 6.4(c), neither the Company Board,
10	nor any committee thereof (including the Strategic Committee) shall (i)
11	withdraw or modify in a manner adverse to Parent, the Company
12	Recommendation (a “Change of Recommendation”), (ii) approve or recommend
13	any Acquisition Proposal, or (iii) cause or permit the Company to enter into (or
14	publicly propose that the Company enter into) any letter of intent, memorandum
15	of understanding, agreement in principle, acquisition agreement, merger
16	agreement or other similar agreement (an “Alternative Acquisition Agreement”)
17	with respect to any Acquisition Proposal or authorize, approve or publicly
18	recommend or propose to approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing actions), except for a confidentiality agreement referred to in Section 6.4(a) or Section
6.4(b) entered into in the circumstances referred to in Section 6.4(a) or Section
6.4(b).

19	[Emphasis added.]

20	68. By the acts, transactions and courses of conduct alleged herein, Defendants,
21	acting individually and as part of a common plan, are attempting to unfairly deprive Plaintiff and
22	other members of the Class of the true value of their investment in SST.

23	69. The Individual Defendants have violated their fiduciary duties by inducing the
24	TRH Defendants to attempt to deprive SST’s shareholders of their Company shares without
25	regard to the fairness of the transaction to SST’s shareholders.

26	70. As demonstrated by the allegations above, the Individual Defendants have failed
27	to exercise due care, and breached their duties of loyalties, good faith, candor and independence
28	owed to SST shareholders because, among other reasons, the Individual Defendants dominate

COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

1	and control the business and corporate affairs of SST, and are privy to and in possession of
2	confidential corporate information concerning SST’s assets, business and future prospects, and
3	as such an imbalance and disparity of knowledge and economic power exists between them and
4	the public shareholders of SST which makes it inherently unfair for them to pursue any
5	transaction wherein they or any third party, such as TRH and Prophet, will reap disproportionate
6	benefits to the exclusion of maximizing shareholder value.

7	71. By reason of the foregoing acts, practices and course of conduct, the Defendants
8	have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations
9	toward Plaintiff and other Class members.

10	72. As a result of the actions of Defendants, Plaintiff and the Class will suffer
11	irreparable injury in that they will be prevented from obtaining a fair price for their common
12	stock.

13	73. Unless enjoined by this Court, the Company, the Individual Defendants, and the
14	TRH Defendants will continue to breach their fiduciary duties owed to Plaintiff and the members
15	of the Class, will not engage in arm’s length negotiations, will continue to conceal material
16	information possessed by Defendants from SST’s public shareholders, and will in all likelihood
17	consummate the Proposed Transaction to the irreparable harm of Plaintiff and the other members
18	of the Class.

19	74. Plaintiff and the other members of the Class will suffer irreparable injury unless
20	Defendants are enjoined from breaching their fiduciary duties to the Company’s public
21	shareholders in a proposed transaction which will benefit the Individual Defendants and TRH at
22	the expense of the public shareholders.

23	75. Plaintiff and the members of the Class have no adequate remedy at law.

24	SECOND CAUSE OF ACTION
Claim for Aiding and Abetting Breach of Fiduciary Duties
25	Against Defendants SST and the TRH Defendants

26	76. Plaintiff incorporates each and every allegation set forth above as if fully set forth
27	herein.
28

COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

1	77. As set forth herein, Defendants SST and the TRH Defendants are sued as aiders
2	and abettors of the breaches of fiduciary duties outlined above by the Individual Defendants, as
3	members of the Board, and TRH and Prophet, as the private equity buyers.

4	78. The Individual Defendants breached their fiduciary duties of loyalty and due care
5	to SST shareholders by failing to:

6	(a) act in the best interests of SST public shareholders;

7	(b) maximize shareholder value; and

8	(c) act in accordance with their fundamental duties of due care and loyalty.

9	79. Such breaches of fiduciary duties owed to the public shareholders of SST could
10	not and would not have occurred but for the conduct of Defendants SST and the TRH
11	Defendants, who aided and abetted such breaches with respect to the imminent sale of SST to the
12	TRH Defendants.

13	80. Defendants SST, TRH, and Prophet had knowledge that they were aiding and
14	abetting the Individual Defendants’ and the TRH Defendants’ breaches of fiduciary duties to
15	SST shareholders.

16	81. Defendants SST, TRH, and Prophet rendered substantial assistance to the
17	Individual Defendants’ and breached their fiduciary duties to SST shareholders.

18	82. As a result of the unlawful actions by Defendants SST, TRH, and Prophet,
19	Plaintiff and other members of the Class will be irreparably harmed in that they will not receive
20	fair value for their investments in SST’s assets and business and will be prevented from
21	obtaining the true economic value of their equity ownership in the Company.

22	83. Unless their actions are enjoined by this Court, Defendants SST, TRH, and
23	Prophet will continue to aid and abet the Individual Defendants’ and the TRH Defendants’
24	breach of fiduciary duties owed to Plaintiff and the Class, to the irreparable harm of Plaintiff and
25	the other members of the Class.

26	84. Plaintiff and the members of the Class have no adequate remedy at law.
27
28

COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

1		PRAYER

2		WHEREFORE, Plaintiff demands judgment as follows:

3		A. Determining that this action is a proper class action, and that Plaintiff is a proper
4		class representative;

5		B. Declaring that Defendants have breached their fiduciary duties to Plaintiff and the
6		Class and/or aided and abetted such breaches;

7		C. Enjoining the Proposed Transaction unless and until the Company adopts and
8		implements an independent procedure or process to obtain the highest possible price for
9		shareholders and/or providing such other equitable relief as may be appropriate;

10		D. Directing the Individual Defendants and the TRH Defendants to exercise their
11		fiduciary duties to obtain a transaction which is in the best interests of SST’s public shareholders
12		until the process for the sale or auction of the Company is completed and the highest possible
13		price is obtained;

14		E. Awarding Plaintiff and the Class compensatory and/or rescissory damages as
15		allowed by law;

16		F. Awarding interest, attorney’s fees, expert fees and other costs, in an amount to be
17		determined; and

18		G. Granting such other relief as the Court may find just and proper.

19		DEMAND FOR JURY TRIAL

20	Plaintiff hereby demands a trial by jury.

21		Respectfully submitted,

22	DATED: November 16, 2009	MILBERG LLP
23		JEFF S. WESTERMAN

24		/s/ Jeff S. Westerman
25		JEFF S. WESTERMAN
26
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COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

One California Plaza
1	300 S. Grand Avenue, Suite 3900
Los Angeles, CA 90071
2	Telephone: (213) 617-1200
Facsimile: (213) 617-1975
3	E-mail: jwesterman@milberg.com

4	MILBERG LLP
ANDREI V. RADO
5	ANNE MARIE VU
One Pennsylvania Plaza, 49th Floor
6	New York, NY 10119
Telephone: (212) 594-5300
7	Facsimile: (212) 868-1229
E-mail: arado@milberg.com
8	avu@milberg.com

9	Attorneys for Plaintiff
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COMPLAINT FOR BREACH OF FIDUCIARY DUTIES